  Exhibit 8.3

Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 goodwinlaw.com +1 617 570 1000

As of July 9, 2026

Equity Residential
Two North Riverside Plaza, Suite 400
Chicago, Illinois 60606

Re:  AvalonBay Communities, Inc.

Ladies and Gentlemen:

We have acted as counsel to AvalonBay Communities, Inc., a Maryland corporation (the “Company”), in connection with the merger (the “Merger”) of the Company with and into Canopy Merger Sub LLC, a Maryland limited liability company (“Merger Sub”) and a wholly-owned subsidiary of Equity Residential, a Maryland real estate investment trust (“Parent”), pursuant to the Agreement and Plan of Merger, dated as of May 20, 2026 (the “Merger Agreement”), by and among Parent, Merger Sub, ERP Operating Limited Partnership, an Illinois limited partnership (“Parent OP”), and the Company.

We are providing this opinion letter to be filed as an exhibit to the registration statement on Form S-4 (File No. 333-297128), including the joint proxy statement/prospectus contained therein at the time the Registration Statement (as defined below) is declared effective, initially filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on June 29, 2026, as amended by Amendment No. 1 thereto filed with the Commission on the date hereof (as amended, excluding the documents incorporated by reference therein, the “Registration Statement”) with respect to the transactions contemplated by the Merger Agreement.  This opinion relates to the Company’s qualification for U.S. federal income tax purposes as a real estate investment trust (a “REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”), for the taxable years commencing with the Company’s taxable year ended December 31, 1994 through the Company’s taxable year ending with the Merger.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement.

Equity Residential
As of July 9, 2026

In rendering the following opinion, we have reviewed and relied upon the Company’s Articles of Amendment and Restatement of Articles of Incorporation, as amended, supplemented and corrected and as in effect through the date hereof, and the Company’s Amended and Restated Bylaws, as amended and as in effect through the date hereof (together, the “Organizational Documents”), the Merger Agreement and the Registration Statement.  We have also reviewed the written tax opinion of DLA Piper LLP (US) delivered in connection with the Registration Statement regarding the status of Parent as a REIT.  For purposes of our opinion, we have assumed (i) the genuineness of all signatures on documents we have examined, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to the original documents of all documents submitted to us as copies, (iv) the conformity to the original documents of copies obtained by us from filings with the Securities and Exchange Commission, (v) the conformity, to the extent relevant to our opinion, of final documents to all documents submitted to us as drafts, (vi) the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, (vii) due execution and delivery of all such documents by all the parties thereto, (viii) the compliance of each party with all material provisions of such documents, (ix) that we have been provided copies of any relevant amendments to the documents we have reviewed (as described above) that may have been made following the execution of the Merger Agreement, and (x) the accuracy and completeness of all records made available to us.

We also assume that (i) each of the Asset Contribution and the Merger will be consummated in accordance with the Merger Agreement without waiver or modification of any conditions or other requirements that would be material to our opinion, (ii) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code in which the Company does not recognize income or gain for U.S. federal income tax purposes, (iii)  Parent OP has qualified and at the time of the Asset Contribution will qualify as a partnership for U.S. federal income tax purposes and not as a publicly traded partnership under Section 7704(b) of the Code, (iv) beginning with the date of its formation until the Effective Time of the Merger, Merger Sub, has been and will be disregarded as an entity separate from its owner for U.S. federal income tax purposes, (v) no transaction, agreement or other action has been or will be taken prior to the Effective Time of the Merger pursuant to Section 7.1 or Section 7.2 of the Merger Agreement that causes any representation or covenant in the REIT Certificate (as defined below) to be incorrect or incomplete, (vi) the Company and Parent have complied and will comply with their obligations under Section 7.3 of the Merger Agreement (such that without limitation (A) all steps requested by the Company pursuant Section 7.3(g) of the Merger Agreement in order to ensure that the Asset Contribution does not prevent the Company from qualifying as REIT for its taxable year ending with the Merger are completed prior to the Effective Time, (B) all taxable REIT subsidiary elections contemplated by Section 7.3(h) of the Merger Agreement are made effective not later than the Effective Time and (C) if timely requested by the Company, the election contemplated by Section 7.3(i) is timely made), (vii) in addition to the election contemplated by Section 7.3(i) of the Merger Agreement with respect to investment banker fees, Parent will cause the Company to elect to apply the safe harbor provided in Revenue Procedure 2011-29 with respect to any other fees paid by the Company on or after the Closing that are contingent on the successful closing of the transactions contemplated by the Merger Agreement and otherwise within the scope of such Revenue Procedure, (viii) Parent qualified to be taxed as a REIT under the Code for its taxable year commencing with January 1, 2026 and will continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable year that includes the Merger and for its taxable years thereafter, and (ix) following the Merger, none of Parent, Parent OP and their affiliates shall take any action, or fail to take any action within their control, which would cause the Company to fail to qualify for taxation as a REIT for any Company taxable year.

Equity Residential
As of July 9, 2026

We also have reviewed and relied upon the representations, statements and covenants of the Company contained in a letter that it provided to us in connection with the preparation of this opinion letter regarding the formation and the prior, current and proposed organization, ownership and operation of the Company and other matters affecting the Company’s ability to qualify as a REIT (such certificate, the “REIT Certificate”).  We assume that each such representation, statement and covenant has been, is, and will be true, correct and complete, that the Company and its subsidiaries have been, are and will be owned and/or operated in accordance with the REIT Certificate (including Parent OP for the period from the Asset Contribution to the Effective Time), and that all representations, statements and covenants that speak to the best of the knowledge and/or belief (or mere belief and/or knowledge) of the Company, or are otherwise qualified as to knowledge, belief or similar qualification, have been, are and will continue to be true, correct and complete as if made without such qualification.  To the extent that the REIT Certificate speaks to the intended or future organization, ownership or operations of the Company, we assume that the Company will in fact be organized, owned and/or operated in accordance with such stated intent.

The opinion set forth below is based upon the Code, the Income Tax Regulations and Procedure and Administration Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as of the date of this letter (or to the extent different and relevant for a prior taxable year or other period, as in effect for the applicable taxable year or period).  All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect.  Any changes to the foregoing authorities may result in the U.S. federal income tax treatment of the Company differing materially and adversely from the treatment described herein.

Based upon the foregoing and subject to the limitations set forth herein, we are of the opinion that:
i.	Commencing with its taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code; and

ii.
The Company’s prior, current and proposed ownership, organization, and operations, as described in the REIT Certificate, have allowed and will continue to allow the Company to satisfy the requirements for qualification and taxation as a REIT under the applicable provisions of the Code commencing with the Company’s taxable year ended December 31, 1994 through its taxable year ending with the Merger.

We express no opinion other than the opinion expressly set forth herein.  Our opinion is not binding on the Internal Revenue Service or a court, and the Internal Revenue Service or a court may disagree with the opinion contained herein.  Although we believe that our opinion will be sustained if challenged, there can be no assurances to this effect.  Furthermore, for purposes of our opinion we have relied solely on the Organizational Documents, the REIT Certificate, the Merger Agreement, the Registration Statement and the assumptions set forth herein.  The Company’s actual qualification as a REIT depends on the Company meeting and having met, in its actual ownership and operations, the applicable asset composition, source of income, shareholder diversification, distribution, record keeping and other requirements of the Code necessary for a corporation to qualify as a REIT.  We have not verified and will not verify the Company’s compliance with those requirements, and no assurance can be given that the actual ownership and operations of the Company and its affiliates have satisfied or will satisfy those requirements or the representations made to us with respect thereto.

Equity Residential
As of July 9, 2026

Our opinion does not preclude the possibility that the Company (or its successors, including Parent or Merger Sub, on behalf of the Company) may need to utilize one or more of the various “savings provisions” under the Code and the regulations thereunder that would permit the Company to cure certain violations of the requirements for qualification and taxation as a REIT, and we assume that Parent and its affiliates will take such actions as may be needed in order to utilize any such savings provisions for the Company.  Utilizing such savings provisions could require the Company (or its successors) to pay significant additional taxes, penalties and/or interest charges and/or make additional distributions to shareholders that the Company (or its successors) otherwise would not make.
This opinion letter speaks only as of the date hereof, and we undertake no obligation to update this opinion letter or to notify any person of any changes in facts, circumstances or applicable law (including without limitation any discovery of any facts that are inconsistent with the REIT Certificate or our assumptions).

This opinion letter is being provided to you solely for the purposes of filing this opinion as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.
Very truly yours,
/s/ Goodwin Procter LLP
Goodwin Procter LLP